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                           Genuity Subsidiary List                  Exhibit 21.1


      Genuity Telecom Inc.
      Genuity Solutions Inc.
      Genuity Networks Inc.
      BBN Advanced Computers Incorporated
      BBN Certificate Services Incorporated
      BBN Telecom Incorporated
      Bolt Beranek and Newman Corporation
      BBN Instruments Corporation
      Realtech Corporation
      LightStream Corporation
      NapNet LLC
      Genuity Canada Limited
      Genuity UK Limited
      Genuity International Inc. (includes several branch offices -- Australia, France, Italy, Japan, Netherlands, Sweden, UK, Ireland) Genuity Japan K.K.
      BBN Mexico, S.A. de C.V.
      Genuity Mexico, S.A. de C.V.
      Genuity Espana, S.A.
      Genuity International do Brasil Limitada
      Genuity do Brasil Limitada
      Genuity GmbH